Exhibit 99.1
[FORM OF LETTER TO SHAREHOLDERS]
2,911,957 Shares of Common Stock
________, 20__
Dear Shareholder:
     We are pleased to enclosed for your consideration the prospectus, dated _______, 2011 (the “Prospectus”) relating to the offering (the “Rights Offering”) by T Bancshares Inc. (the “Company”) of shares of its common stock. The Rights Offering is described in the Prospectus. Please refer to the QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING on page i of the Prospectus immediately following the table of contents for a summary of information concerning this opportunity.
     Enclosed are copies of the following documents:
1.	Prospectus;

2.	Rights Certificate; and

3.	Return envelope addressed to American Stock Transfer & Trust Co., the Subscription Agent.
     Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to your Basic Subscription Right and your Oversubscription Privilege, to the Subscription Agent in the return envelope provided as indicated in the Prospectus. Once delivered, a Subscription Rights holder cannot revoke the exercise of its Subscription Rights.
     THE SUBSCRIPTION AGENT MUST RECEIVE THE RIGHTS CERTIFICATE WITH PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, BEFORE 5:00 P.M., NEW YORK CITY TIME, ON _______________, 2012, THE EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE.
     Additional copies of the enclosed materials may be obtained from the Subscription Agent, whose telephone number is (877) 248-6417, or D.F. King & Co., Inc., our information agent, whose telephone number is (800) 829-6551. Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent, D.F. King & Co., Inc. or Patrick Howard, President and CEO of the Company, or Ken Bramlage, Senior Vice President and CFO of the Company, at (972) 720-9000.
Very truly yours,
T Bancshares, Inc.